Exhibit 15.1

U.S. Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

January 21, 2014

Dear Sir or Madam:

We have read the statements made by Sundance Energy Australia Limited in the section titled “Changes in Certifying Accountant” in this Registration Statement on Form F-1 as amended and agree with the statements concerning our Firm contained therein.

Very truly yours,

/s/ GRANT THORNTON SOUTH AUSTRALIAN PARTNERSHIP